EXHIBIT 12

JACKSON L. MORRIS

Attorney at Law

Admitted in Florida and Georgia

November 15, 2024

Board of Directors

Link Group International Inc.

3255 Lawrenceville RD P-147

Suwanee, GA 30024

Lady and Gentleman:

I have acted, at your request, as special counsel Link Group International Inc., a Georgia corporation, (“Link Group”) for the purpose of rendering an opinion as to the legality of 300,000 shares of Link Group’s common stock, no par value per share, (“Shares”) to be offered and distributed by Link Group pursuant to the Regulation A exemption from registration pursuant to an Offering Statement to be filed under the Securities Act of 1933, as amended, by Link Group with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Georgia, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and the only amendment thereto of Link Group, the Bylaws of Link Group, selected proceedings of the board of directors of Link Group authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Link Group and of public officials, the form of stock certificate, and such other documents of Link Group and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Link Group has not appointed a transfer agent. I have assumed, with respect to persons other than directors and officers of Link Group, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that, subject to the file stamping and recording of the Articles of Amendment referenced above, the Shares are duly authorized, the offer, sale and issuance thereof being approved by the Board of Directors, and when, as and if issued and delivered by Link Group against payment therefore at a price of $5.00 per share, as described in the Offering Statement, will be legally issued, fully paid and non-assessable.

My forgoing opinion is strictly limited to matters of Georgia corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Georgia, as specified herein.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Legal Matters” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE, St. Petersburg, Florida 33705-2827 Phone: (813)8925969 ♦ Fax: (800)3101695 Email: jackson.morris@rule144solution.com ♦ jackson.tampa@gmail.com www.Rule144Solution.com